Exhibit 10.1

Data443 Risk Mitigation, Inc. 4000 Sancar Way, Unit 400 Research Triangle, NC 27709 (919) 526-1070

December __, 2023

ATTN: Guy Gissin, Adv.

In his capacity as the Appointed Receiver for the assets of Cyren Ltd. (in rehabilitation)

Corporate Insolvency File No. 57491-02-23

Gissin & Co. Advocates

38 Ha’Barzel St. Tel Aviv, Israel 69710

Entrance B, 6th floor

Dear Sir,

Re:	A Proposal (dated May 3, 2023) to Purchase Certain Assets of Cyren Ltd. (in rehabilitation) P.C. 52004418-1

Further to our above proposal (the “Proposal”), we are hereby proposing the following amendment (unless expressly defined herein, all capitalized terms used herein shall have the same meaning attributed thereto in the Proposal):

1.	Section 5.1 shall be amended as follows:

“Transfer to the Trustee’s Account an amount of US$ ~~500~~430,000 (~~five~~ four hundreds and thirty thousand US Dollars) (the “Cash Consideration”), last payment of which in a sum of US 50,000 (fifty thosend US Dollars) shall be made on December 22, 2023 (the “Closing Date”).”

2.	Section 5.3 shall be amended as follows:

“Pay to the Company 100% (hundred percent) of the proceeds received by the Purchaser from Customers in connection with the Purchased Assets ~~during the twelve-month period~~ commencing as of the Closing Date – up to an aggregate amount of US$ 1,~~000~~100,000 (one million and one hundreds US Dollars). The Purchaser shall pay to the Company such proceeds on a quarterly basis, and shall provide the Company with a reasonably detailed report specifying the proceeds received from such customers over the respective twelve-month period pursuant to the additional side letter dated May 9, 2023.”

3.	Section 7.2 shall be amended as follows:

“The closing of the Transaction (the “Closing”) shall take place ~~remotely within forty-five (45) days from the receipt of the Court Approval, on a date to be set by the Parties (the “Closing Date”)~~ on the Closing Date, as defined above.”

4.	Except as expressly provided otherwise herein, this letter neither terminates, nor amends the Proposal and the Proposal shall remain in full force and effect, as per its provisions.

Sincerely yours,

Data443 Risk Mitigation, Inc.

By:
Name:	Jason Remillard
Title:	Founder, President & Chairman of the Board

Acknowledged and Agreed

Cyren Ltd.

By:	Guy Gissin, Adv.

Trustee